Exhibit 99.1

NEWS RELEASE

Contacts:	Raymond J. Pacini
Chief Executive Officer
California Coastal Communities, Inc.
(949) 250-7781

CALIFORNIA COASTAL COMMUNITIES OBTAINS COURT CONFIRMATION OF
PLAN OF REORGANIZATION

•         Company expects to exit bankruptcy on March 1, 2011

IRVINE, California, February 24, 2011—California Coastal Communities, Inc. (OTCQB: CALCQ) announced that the United States Bankruptcy Court for the Central District of California has confirmed the Company’s plan of reorganization (the “Plan”) with respect to its Chapter 11 bankruptcy cases.  The Company expects to satisfy the various conditions to the Plan and emerge from bankruptcy on March 1, 2011.

Chief Executive Officer Raymond J. Pacini commented, “We thank our lenders for their support and look forward to exiting bankruptcy within a week. With the working capital provided by our lenders, we recently started construction of eight new homes at our Brightwater community in Huntington Beach. We are well-positioned to provide unique coastal homes at Brightwater and are extremely encouraged by our recent success in selling ten new homes within the first seven weeks of the year. We plan to build on that success by releasing new prices and floor plans for our homes on March 5th that will enable us to better compete in the Huntington Beach market. We are excited about the future. The market is evolving daily and the combination of low mortgage rates and attractively-priced, ocean-close homes in an exceptional locale provides an incredible opportunity for today’s home buyers.”

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 110 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community.  Hearthside Homes has delivered over 2,300 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “hopes” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions with respect to the bankruptcy proceedings, the number and types of homes that the Company may develop and sell, the timing and outcomes of court proceedings, and other statements contained herein that are not historical facts. Accordingly, our investors are cautioned not to place undue reliance on these forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included in this release and those included from time to time in our other public filings, press releases, our website and oral and written presentations by management are only made as of the respective dates thereof. We undertake no obligation to update publicly any forward-looking statement in this release or in other documents, our website or oral statements for any reason, even if new information becomes available or other events occur in the future.